Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259707

PROSPECTUS SUPPLEMENT No. 5
(to prospectus dated September 27, 2021)

Nexters Inc.

47,102,791 ORDINARY SHARES

7,750,000 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus dated September 27, 2021 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-259707). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on November 30, 2021 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On November 29, 2021, the last reported sale price of our ordinary shares as reported on Nasdaq was $7.86 per share. Our warrants are listed on the Nasdaq under the symbol “GDEVW.” On November 29, 2021, the last reported sale price of our warrants as reported on Nasdaq was $0.65 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 30, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

Pursuant to Rule 13a-16 or 15d-16 of the

Securities Exchange Act of 1934

For the month of November 2021

Commission File Number: 001-40758

Nexters Inc.

(Translation of registrant’s name into English)

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35722580040

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒                                            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):   ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):   ☐

EXPLANATORY NOTE

On November 30, 2021, Nexters Inc. (NASDAQ: GDEV) (the “Company”) issued a press release. A copy of this press release is attached to this Form 6-K as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 30, 2021

Nexters Inc.

By:	/s/ Alexander Karavaev
Name: Alexander Karavaev
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated November 30, 2021

Exhibit 99.1

Nexters launches Island Questaway, a new adventure game, to increase casual gaming share

November 30, 2021 -- Limassol, Cyprus -- Nexters Inc. (Nasdaq: GDEV), an international game development company which strives to introduce the joy of core gaming experiences to casual players, has soft launched Island Questaway, a new casual game previously available under the working title Puzzle Island, on iOS and Android.

Download Island Questaway from App Store and Google Play.

This new title continues Nexters’ efforts to grow its presence in the casual gaming market in addition to the midcore segment where the company is well presented by Hero Wars and Throne Rush. Island Questaway offers fresh and unique gameplay through a blend of different genres with a farming game that features an engaging storyline as well as a variety of puzzles to solve for an exciting, fun gaming experience.

“Island Questaway is a new, important expansion of Nexters’ portfolio, as it allows us to diversify beyond our strong midcore portfolio into casual gaming,” says Anton Reinhold, Chief Operating Officer at Nexters. “Our mission is to enable casual gamers to experience the same level of gameplay and narrative that core players enjoy and Island Questaway represents a new, growing style of gameplay that offers the deep mechanics expected in midcore with the accessibility of a casual title.”

Island Questaway was created by the team that previously worked on Island Experiment - the first casual game by Nexters. The current version already boasts extensive content and engaging play mechanics while the development team is working on a story expansion, new gameplay features, and live events.

This is the second casual game Nexters has launched in the second half of 2021. Chibi Island was the first and officially launched on July 27th. It was also a successor of sorts to Island Experiment, retaining the key elements of the original that made it popular, while updating and reworking the game in several areas to make it more modern and engaging.

Nexters anticipates both Chibi Island and Island Questaway to not only build off the original title, but to greatly expand Nexters’ casual gaming audience with both titles appealing to their own unique player base.

About Nexters

Nexters is an international game development company which strives to introduce the joy of core gaming experiences to casual players. Thanks to such hit games like Hero Wars, Throne Rush, and others the company reached over 200 million installs worldwide and became one of the top five independent mobile game companies in Europe. Headquartered in Cyprus, Nexters is built upon a team of 700+ inspired gaming professionals. Please find more information about Nexters at https://nexters.com and follow Nexters on LinkedIn and Twitter.

Contacts:

Media
Andrey Akimov | Chief Communications Officer
aa@nexters.com

Investor Relations
Roman Safiyulin | Chief Corporate Development Officer
r.safiyulin@nexters.com

Cautionary statement regarding forward-looking statements

Certain statements in this press release may constitute “forward-looking statements” for purposes of the federal securities laws. Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are the Company’s control) or other assumptions. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the registration statement on Form F-1 filed by the Company on September 22, 2021 and other documents filed by the Company from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.